Exhibit 10.7

Change-in-Control

Executive Severance Plan

Hewitt Associates, Inc.

Originally Effective October, 2005

Amended and Restated Effective December 31, 2008

Hewitt Associates, Inc.

Change-in-Control Executive Severance Plan

ARTICLE 1.

ESTABLISHMENT AND TERM OF THE PLAN

1.1 Establishment of the Plan. Hewitt Associates Inc. (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Hewitt Associates, Inc. Change-in-Control Executive Severance Plan” (the “Plan”). The Plan provides severance benefits to certain employees (as identified in Appendix A) of the Company (“Executive” or “Executives”) upon certain terminations of employment from the Company.

The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.

1.2 Plan Term. This Plan will commence on October 3, 2005 (the “Effective Date”) and shall continue in effect until this Plan is terminated by the Company. The Plan is amended and restated effective December 31, 2008. The Company may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at any time by (i) giving all Executives written notice of Plan termination if terminating the Plan in its entirety or (ii) giving the affected Executives written notice terminating the affected Executives’ participation in the Plan. If such notice is properly delivered by the Company, this Plan along with all corresponding rights, duties, and covenants shall immediately expire; provided, however, that in the event a Change in Control occurs within twelve (12) months after receipt of such notice, such notice shall be deemed null and void and Executives’ participation in this Plan shall not be affected by such notice.

1.3 Change-in-Control and Plan Term. Notwithstanding Section 1.2 above, in the event that a Change in Control of the Company occurs during the Plan Term, the Company may not terminate the Plan or any individual Executive’s participation in the Plan during the period beginning on the date of the Change in Control through the second anniversary of the Change in Control. This Plan shall thereafter automatically terminate. This Plan shall be assigned to, and shall be assumed by the purchaser in such Change in Control, as further provided in Article 7 herein.

ARTICLE 2.

DEFINITIONS

Wherever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(d)	“Cause” shall mean the occurrence of any one or more of the following:

(i)	The Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(ii)	Gross negligence in the performance of the Executive’s duties;

(iii)	The Executive’s conviction of, or plea of guilty or nolo contendere, to any felony whatsoever, or any other crime involving the personal enrichment of the Executive at the expense of the Company;

(iv)	The Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v)	Willful violation of any provision of the Company’s code of conduct; or

(vi)	Willful violation of any of the covenants contained in Article 4, as applicable.

(e)	“Change in Control” shall occur if any of the following events occur:

(a)	The acquisition by any individual, entity, or group of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of Directors of the Company;

(b)	The consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the Beneficial Owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of common stock of the resulting entity and of the combined voting power of the outstanding securities entitled to vote for the election of directors of such entity; or

(c)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a Director of the Company subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board.

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(g)	“Committee” means the Compensation and Leadership Committee of the Board of Directors of the Company, or, if no Compensation and Leadership Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Plan.

(h)	“Company” means Hewitt Associates, Inc., a Delaware corporation, and any successor thereto as provided in Article 7 herein.

(i)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(j)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 3.2 herein, which triggers the payment of Severance Benefits hereunder.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(l)	“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

(i)	A material reduction of the Executive’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than (i) an insubstantial reduction, or (ii) an inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(ii)	The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii)	A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect, or the failure to continue the Executive’s participation on substantially the same basis in, any of the Company’s short-and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates prior to the Change in Control of the Company unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; provided, however, that a decrease in the Executive’s Target Annual Total Compensation in excess of ten percent (10%) shall constitute Good Reason;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article 7 herein; and

(vi)	A material breach of this Plan by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(m)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(n)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(o)	“Plan” means this Hewitt Associates, Inc. Change-in-Control Executive Severance Plan.

(p)	“Qualifying Termination” means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(q)	“Restrictive Covenant Agreement” means the Confidentiality Agreement entered into between the Company and the Executive, as may be modified from time to time.

(r)	“Severance Benefits” mean the severance benefits as provided in Section 3.3(a) through 3.3(f) herein.

(s)	“Target Annual Total Compensation” shall mean the sum of all elements of the Executive’s pay and benefits including the Executive’s Base Salary, target annual incentives, target annualized long-term incentive grants, employee benefits and retirement plans. For purposes of measuring target annualized long-term incentive grant, the awards shall be measured on their date of grant using reasonable assumptions, including, but not limited to, fair value principles such as those identified in Statement of Financial Accounting Standards No. 123, Share-Based Payment; the value of such awards shall be annualized over the frequency of their grant. In the case of employee benefit and retirement plans, the annual value of such plans shall be measured using reasonable assumptions (including reasonable actuarial assumptions as necessary).

ARTICLE 3.

SEVERANCE BENEFITS

3.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 3.3 herein, if during the term of this Plan there has been a Change in Control of the Company and if, within twenty-four (24) calendar months immediately thereafter, the Executive’s employment with the Company shall end for any reason specified in Section 3.2 herein as being a Qualifying Termination. The Severance Benefits described in Section 3.3(a), 3.3(b), 3.3(c), and 3.3(d), (and Section 3.3(f) if applicable) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than thirty (30) calendar days from such date; provided, however, that if it is determined that Section 8.7 of this plan is applicable, the timing of such payments shall be pursuant to Section 8.7.

3.2 Qualifying Termination. The occurrence of any one or more of the following events (a “Qualifying Termination”) within twenty-four (24) calendar months immediately following a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Section 3.3 herein:

(a)	The Company’s involuntary termination of the Executive’s employment without Cause; or

(b)	The Executive’s voluntary termination of employment for Good Reason.

A Qualifying Termination shall also include an involuntary termination of the Executive’s employment without Cause within six (6) months prior to a Change in Control if such termination occurs at the request of any third party involved in the Change-in-Control transaction; in such event, the date of Qualifying Termination shall be deemed to be the date of the Change in Control. A Qualifying Termination shall not include a termination of the Executive’s employment within twenty-four (24) calendar months after a Change in Control by reason of death, Disability, the Executive’s voluntary termination without Good Reason, or the Company’s involuntary termination of the Executive’s employment for Cause.

3.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company shall pay to the Executive and provide the Executive with the following:

(a)	A lump-sum cash amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid and not otherwise subject to deferral under a qualified or nonqualified deferred compensation plan. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(c)	A lump-sum cash amount equal to the sum of: (i) two (2) multiplied by the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control plus (ii) two (2) multiplied by the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs or, if greater, the Executive’s target bonus opportunity in effect prior to the occurrence of the Change in Control.

(d)	A lump-sum cash amount equal to the greater of: (i) the Executive’s then-current target bonus opportunity established under the annual bonus plan for the plan year in which the Executive’s date of Qualifying Termination occurs; or (ii) the Executive’s target bonus opportunity in effect prior to the occurrence of the Change in Control, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(e)	Unless otherwise provided in a plan document, award agreement, or otherwise, all outstanding equity-based long-term incentive vehicles, including but not limited to stock options, stock appreciation rights, restricted stock, or restricted stock units (“Equity Awards”) shall become immediately vested in full upon a Qualifying Termination. In the event such Equity Awards would not otherwise vest solely by the continued employment of the Executive (“Performance Vesting Equity Awards”), such Performance Vesting Awards shall vest at the time of the Change in Control. The number of shares that shall vest shall be determined as if a target level of performance had been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the Change in Control.

(f)	Subject to clauses (i) and (ii), Company shall provide, at the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of the Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for twenty-four (24) months from the date of the Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this twenty-four (24) month benefit continuation period.

(i) If the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this health insurance benefit coverage by the Company shall be discontinued prior to the end of the twenty-four (24) month continuation period. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(ii) If, as of the Executive’s Date of Termination, the provision to the Executive of the health insurance coverage described in this Section 3.3(f) would either (1) violate the terms of the health insurance plan (or any other related insurance policies) or (2) violate any of the Code’s nondiscrimination requirements applicable to the health insurance coverage, then Company, shall pay the Executive, in lieu of the health insurance coverage described under this Section 3.3(f), a lump sum cash payment equal to the total monthly premiums (or in the case of a self funded plan, the cost of COBRA continuation coverage) that would have been paid by Company for the Executive under the health insurance plan from the date of termination through the second anniversary of such date.

In the event that any health insurance coverage provided under this Section 3.3(f) is subject to federal, state, or local income or employment taxes, or in the event that a lump sum payment is made in lieu of health insurance coverage under Section 3.3(f)(ii), Company shall provide Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax free basis or retains a cash amount equal to the health insurance cash payments provided pursuant to this Section 3.3(f)(ii). Any such additional payment for taxes shall be made by the end of the Executive’s tax year next following the Executive’s tax year in which the coverage under this Section 3.3(f) is includable in the Executive’s income.

3.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive’s employment is terminated with the Company due to Disability, the Company shall pay the Executive all amounts described in Section 3.3(a) and (b) herein through the Effective Date of Termination. All other benefits due Executive shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

3.5 Termination Due to Death. Following a Change in Control, if the Executive’s employment with the Company is terminated by reason of death, the Company shall pay the Executive’s estate all amounts described in Section 3.3(a) and (b) herein through the Effective Date of Termination. All other benefits due Executive shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

3.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for reasons other than as specified in Section 3.2(b) herein, the Company shall pay the Executive all amounts described in Section 3.3(a) and (b) herein through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Plan.

3.7 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

ARTICLE 4.

RESTRICTIVE COVENANTS

During the term of this Plan and for the applicable period specified in the Restrictive Covenant Agreement, Executive shall comply with all terms of the Restrictive Covenant Agreement. In the event Executive fails to comply with any of the Restrictive Covenant Agreement terms, Executive’s participation in this Plan and Executive’s benefits due hereunder shall automatically terminate and any benefits previously received under this Plan shall immediately be returned back to the Company.

ARTICLE 5.

EXCISE TAXES

5.1 Excise Tax Gross-Up Payment. If the Executive becomes entitled to Severance Benefits under this Plan, or benefits under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the appropriate taxing agency; provided, however, that the Executive’s Total Payments result in the Executive receiving total “parachute payments,” within the meaning of Section 280G(b)(2) of the Code, which equal at least one hundred ten percent (110%) of the amount the Executive would be entitled to receive without becoming subject to the Excise Tax under the Code (“Maximum Amount”). If the Executive’s Total Payments would result in less than one hundred ten percent (110%) of the Maximum Amount, the Executive’s Total Payments shall be capped at the Maximum Amount that may be paid without incurring Excise Tax. If the Total Payments become subject to the cap described above, the amount due to the Executive under Section 3.3(c) shall be reduced initially; thereafter, the Committee shall determine how the Total Payments subject to the cap shall be paid. Any such Gross-Up paid under this Section 5.1 shall be made at the time the Total Payments (or any portion of the Total Payments) become(s) subject to the Excise tax.

5.2 Tax Computation. In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors. All calculations for purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax will be made in accordance with applicable rules and regulations under Section 280G of the Code in effect at the relevant time.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts the computation of the Company so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as reasonably determined by the Committee.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 5, the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company’s complying with the requirements of this Section 5.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

ARTICLE 6.

CONTRACTUAL RIGHTS AND LEGAL REMEDIES

6.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 3.3(f) herein.

6.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

6.4 Legal Fees and Expenses. The Company shall pay all reasonable legal fees, costs of litigation, costs of arbitration, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company’s refusal to provide the benefits to which the Executive becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that if the court (or arbitration panel, as applicable) determines that the Executive’s claims were arbitrary and capricious, the Company shall have no obligation hereunder.

ARTICLE 7.

SUCCESSORS

7.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.

7.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 8.

MISCELLANEOUS

8.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 3.2).

8.2 Entire Plan. This Plan contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Plan in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

8.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

8.4 Conflicting Plans. This Plan completely supersedes any and all prior change-in-control agreements or understandings, oral or written, entered into by and between the Company and the Executive, with respect to the subject matter hereof, and all amendments thereto, in their entirety. Further, the Executive hereby represents and warrants to the Company that his entering into this Plan, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Plan.

8.5 Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

8.6 Tax Withholding. The Company shall withhold from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.

8.7 Internal Revenue Code Section 409A. Notwithstanding anything under the Plan to the contrary, any distributions of nonqualified deferred compensation (as defined under Code Section 409A) to a specified employee (as defined under Code Section 409A and as further defined by the Compensation and Leadership Committee of the Board) on account of separation from service that would otherwise be due during the period beginning on the date of separation of service and ending six months following separation from service (the “delay period”) shall be paid on the first business day following the end of the delay period. Furthermore, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of Severance Benefits if it is determined that the timing would subject the Severance Benefits to the additional tax and/or interest assessed under Code Section 409A. In such event, such payments shall occur as soon as practicable without causing such payment to trigger tax penalty under Code Section 409A.

8.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Plan to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

8.9 Modification. Provisions of this Plan may be modified or waived by the Company; provided, however, that during the period beginning on the date of the Change in Control and ending on the second anniversary of such Change in Control, no provision of this Plan may be modified or waived unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Compensation and Leadership Committee of the Board, as applicable, or by the respective parties’ legal representatives or successors; provided further that any modification or waiver occurring during the twelve (12) months immediately prior to the Change in Control shall be deemed null and void unless such modification or waiver is agreed to in writing and signed by the affected Executive’s then covered by the Plan and by a member of the Compensation and Leadership Committee of the Board, as applicable, or by the respective parties’ legal representatives or successors. Modifications or waivers agreed to in writing may affect only those Executives who have signed such modification or waiver.

8.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Plan without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this      day of December, 2008.

ATTEST	HEWITT ASSOCIATES, INC.

By:

Appendix A—Covered Executives

[Names Omitted]